Exhibit 5.1

Clayton Utz
Lawyers
Level 28
Riparian Plaza
71 Eagle Street
3 May 2007	Brisbane QLD 4000
Australia

GPO Box 55
Brisbane QLD 4001
The Directors
Progen Pharmaceuticals Limited	T +61 7 3292 7000
16 Benson Street	F +61 7 3221 9669
TOOWONG QLD 4066	www.claytonutz.com

Our reference: 15314/80052792

Dear Directors

Form F-3 Registration Statement

We have acted as Australian legal counsel for Progen Industries Limited, a company organised under the laws of Australia (“Company”), in connection with its filing under the Securities Act of 1933 (USA), as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”) of a supplement (“Prospectus Supplement”) to a prospectus contained in the Company’s registration statement on Form F-3 (“Registration Statement”).

The Prospectus Supplement relates to the offer and sale by the Company of 6,900,000 of the Company’s ordinary shares without par value at a price of US$4.75 per share (“Placement Shares”).

Assumptions and qualifications

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

•                                                          certificates and oral or written statements; and

•                                                          information of or from,

public officials (including the Australian Securities and Investments Commission), officers or representatives of the Company and others.

We have relied conclusively on a certified copy of the Company’s Constitution.

For the purpose of the opinions set out below, we have also assumed, without independent investigation or verification, that:

1.                                                       the Board meeting at which the Board resolved to authorise the issuance and delivery of Placement Shares was called and conducted in accordance with the Company’s constitution and the minutes reflect the proceedings of that meeting;

2.                                                       the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of the Placement Shares;

3.                                                       there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of the Placement Shares; and

4.                                                       the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Placement Shares are issued or sold.

3 May 2007
Progen Pharmaceuticals Limited

This opinion, which is governed by and construed in accordance with the laws of Queensland, Australia, is given only with respect to Australian law that is in effect on the date of this opinion.  We have not investigated the laws of any jurisdiction other than Australia.  We express no opinion as to tax law or international law.  We have assumed that any applicable law (other than Australian law) does not affect this opinion.

We are qualified to practice law in Queensland, Australia and do not express any opinions in this letter concerning any laws other than the laws of Australia to the extent necessary to render the opinions set out below. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction.

Our opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re-organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

Opinion

On issuance and delivery of the Placement Shares against payment for such Placement Shares in accordance with the terms of and as contemplated by the Prospectus Supplement, the Placement Shares will be validly issued, fully paid and non-assessable (in the sense that, once fully paid, the holder cannot be asked to make any further payment in respect of the Placement Shares).

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes  (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

This opinion letter is furnished at your request and is solely for your benefit and may not be used,  circulated, quoted or referred to by you or by any other person or entity or for any other purpose without our express prior written consent.

We consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, and we consent to the filing of this opinion as an exhibit to the Prospectus Supplement and Form 6-K relating to it.

Yours faithfully

/s/ TIM REID

Tim Reid, Partner
+61 7 3292 7014
treid@claytonutz.com